UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 6)1

FINANCE OF AMERICA COMPANIES INC.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

31738L107

(CUSIP Number)

John G. Finley

Blackstone Inc.

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

with a copy to:

Joshua Ford Bonnie

William R. Golden III

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Tel: (202) 636-5500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 1, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D. and is filing this schedule because of §§240.13d-l(e). 240.13d-l(f) or 240.13d-l(g). check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

1

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934. as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO Urban Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund II - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - A (RA) - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - I - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - S - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - C - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - L - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - O - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - N - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - U - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund II - C - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Fund - T - NQ L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTAS NQ Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTAS Associates - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 55,816,326
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 55,816,326
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 55,816,326
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 38.6%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO Urban Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 24,162,521*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 24,162,521
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 24,162,521*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 25.0%*
14.	Type of Reporting Person (See Instructions) PN

*

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024, over which certain of the Reporting Persons may be deemed to have voting power through the date of the Issuer’s Annual Meeting of Stockholders on May 13, 2024.

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Tactical Opportunities Associates - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 79,978,847*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 79,978,847
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 79,978,847*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 55.2%*
14.	Type of Reporting Person (See Instructions) OO

*

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024, over which certain of the Reporting Persons may be deemed to have voting power through the date of the Issuer’s Annual Meeting of Stockholders on May 13, 2024.

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTOA - NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 79,978,847*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 79,978,847
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 79,978,847*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 55.2%*
14.	Type of Reporting Person (See Instructions) OO

*

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024, over which certain of the Reporting Persons may be deemed to have voting power through the date of the Issuer’s Annual Meeting of Stockholders on May 13, 2024.

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 319,343
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 319,343
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,343
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person (See Instructions) PN

CUSIP NO. 31738L107

1.	Names of Reporting Persons. BTO-NQ Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 319,343
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 319,343
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,343
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person (See Instructions) OO

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 80,298,190*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 80,298,190
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 80,298,190*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 55.4%*
14.	Type of Reporting Person (See Instructions) PN

*

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024, over which certain of the Reporting Persons may be deemed to have voting power through the date of the Issuer’s Annual Meeting of Stockholders on May 13, 2024.

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Holdings I/II GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 80,298,190*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 80,298,190
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 80,298,190*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 55.4%*
14.	Type of Reporting Person (See Instructions) OO

*

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024, over which certain of the Reporting Persons may be deemed to have voting power through the date of the Issuer’s Annual Meeting of Stockholders on May 13, 2024.

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Inc.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 80,298,190*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 80,298,190
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 80,298,190*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 55.4%*
14.	Type of Reporting Person (See Instructions) CO

*

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024, over which certain of the Reporting Persons may be deemed to have voting power through the date of the Issuer’s Annual Meeting of Stockholders on May 13, 2024.

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 80,298,190*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 80,298,190
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 80,298,190*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 55.4%*
14.	Type of Reporting Person (See Instructions) OO

*

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024, over which certain of the Reporting Persons may be deemed to have voting power through the date of the Issuer’s Annual Meeting of Stockholders on May 13, 2024.

CUSIP NO. 31738L107

1.	Names of Reporting Persons. Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States

Number of shares beneficially owned by each reporting person with:	7.	Sole Voting Power 80,298,190*
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 80,298,190
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 80,298,190*
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 55.4%*
14.	Type of Reporting Person (See Instructions) IN

*

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024, over which certain of the Reporting Persons may be deemed to have voting power through the date of the Issuer’s Annual Meeting of Stockholders on May 13, 2024.

This Amendment No. 6 (“Amendment No. 6”) to Schedule 13D relates to the Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Finance of America Companies Inc., a Delaware corporation (the “Issuer”), and amends and supplements the initial statement on Schedule 13D filed on August 26, 2021, as amended by the Amendment No. 1 to the Schedule 13D filed on October 1, 2021, as amended by Amendment No. 2 to the Schedule 13D filed on April 5, 2022, as amended by Amendment No. 3 to the Schedule 13D filed on August 10, 2022, as amended by Amendment No. 4 to the Schedule 13D, filed on December 7, 2022, as amended by Amendment No. 5 to the Schedule 13D, filed on April 4, 2023 (as so amended, the “Schedule 13D”). Except as specifically amended by this Amendment No. 6, the Schedule 13D remains in full force and effect. The principal executive offices of the Issuer are located at 5830 Granite Parkway, Suite 400, Plano, Texas 75024. Capitalized terms used but not defined in this Amendment No. 6 shall have the same meanings ascribed to them in the Schedule 13D as amended from time to time.

Item 2.	Identity and Background

Item 2 of the Schedule 13D is hereby amended and supplemented by incorporating herein by reference the information set forth on the updated Schedule I attached hereto.

Item 5.	Interest in Securities of the Issuer

Items 5(a)-(c) and (e) of the Schedule 13D are hereby amended and restated as follows:

(a) and (b) Calculations of the percentage of the shares of Class A Common Stock beneficially owned is based on 96,561,759 shares of Class A Common Stock outstanding as of March 11, 2024 as set forth in the Issuer’s Annual Report on Form 10-K filed by the Issuer on March 15, 2024, and, for each Reporting Person, takes into account any shares of Class A Common Stock underlying FoA Units beneficially owned by such Reporting Person, as applicable.

The aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person and for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference.

The Reporting Persons beneficially own an aggregate of 80,298,190 shares of Class A Common Stock, which represents 55.4% of the outstanding Class A Common Stock, as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the following: BTO Urban Holdings L.L.C. beneficially owns 55,816,326 shares of Class A Common Stock, of which 48,099,223 would be received upon conversion of FoA Units, Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. beneficially owns 319,343 shares of Class A Common Stock, of which 276,115 would be received upon conversion of FoA Units and BTO Urban Holdings II L.P. holds 24,162,521 shares of Class A Common Stock.

The beneficial ownership reported herein does not include 172,491 shares of Class A Common Stock disposed of by BTO Urban Holdings II L.P. after March 18, 2024. As such shares of Class A Common Stock were held by BTO Urban Holdings II L.P. on March 18, 2024, the record date for the Issuer’s annual meeting of stockholders, to be held on May 13, 2024 (the “Annual Meeting”), the Reporting Persons may be deemed to continue to have beneficial ownership over such shares through the date of the Annual Meeting, solely by virtue of the rights to vote such shares of Class A Common Stock at the Annual Meeting.

BTO Urban Holdings L.L.C. also holds 5,942,476 Earnout Rights, Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. also holds 34,112 Earnout Rights, BTO Urban Holdings II L.P. also holds 2,238,050 Earnout Rights and Blackstone Tactical Opportunities Associates—NQ L.L.C. also holds 363,004 Earnout Rights.

BTO Urban Holdings L.L.C. is owned by the Blackstone Tactical Opportunities Funds, BTAS NQ Holdings L.L.C. and Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.

Blackstone Tactical Opportunities Associates — NQ L.L.C. is the general partner of each of the Blackstone Tactical Opportunities Funds and BTO Urban Holdings II L.P. The sole member of Blackstone Tactical Opportunities Associates — NQ L.L.C. is BTOA — NQ L.L.C. The managing member of BTOA — NQ L.L.C. is Blackstone Holdings II L.P. The managing member of BTAS NQ Holdings L.L.C. is BTAS Associates — NQ L.L.C. The managing member of BTAS Associates — NQ L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership SMD L.P. is Blackstone Family GP L.L.C. Blackstone Family GP L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Mr. Schwarzman.

The general partner of Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. is BTO-NQ Side-by-Side GP L.L.C. The sole member of BTO-NQ Side-by-Side GP L.L.C. is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP L.L.C. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of the Class A Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Class A Common Stock.

By virtue of the Stockholders Agreement (as defined below), the Reporting Persons and Brian Libman and his affiliates may be deemed to be members of a group for purposes of Section 13(d) of the Exchange Act. Mr. Libman and his affiliates are filing a separate Schedule 13D to report the Class A Common Stock that they may be deemed to beneficially own. Collectively, the Reporting Persons and Mr. Libman and his affiliates may be deemed to beneficially own in the aggregate 161,111,298 shares of Class A Common Stock, representing 75.1% of the outstanding Class A Common Stock, calculated pursuant to Rule 13d-3 of the Exchange Act.

(c) Pursuant to the LTIP Award Settlement Agreement described in Item 6 to the Schedule 13D, certain equityholders of the Issuer and Finance of America Equity Capital LLC are obligated to deliver a number of shares of Class A Common Stock to the Issuer for no consideration in connection with the settlement of awards of restricted stock units granted by the Issuer. In connection with the Issuer’s settlement of restricted stock units into shares of Class A Common Stock and pursuant to the LTIP Award Settlement Agreement, on March 8, 2024 and April 1, 2024, BTO Urban Holdings L.L.C. delivered 34,071 and 394,081 shares of Class A Common Stock (which shares were received upon conversion of an equal number of FoA Units), respectively, Blackstone Family Tactical Opportunities Investment Partnership — NQ — ESC L.P. delivered 196 and 2,262 shares of Class A Common Stock (which shares were received upon conversion of an equal number of FoA Units), respectively, and BTO Urban Holdings II L.P. delivered 14,913 and 172,491 shares of Class A Common Stock, respectively, in each case to the Issuer for no consideration.

(e) Each of Blackstone Tactical Opportunities Associates L.L.C., BTOA L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P. and Blackstone Holdings III GP Management L.L.C. were previously erroneously included in the prior Schedule 13D filings and have been removed.

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: April 3, 2024

BTO Urban Holdings L.L.C.

By:	/s/ Menes Chee
Name: Menes Chee
Title: Manager

Blackstone Tactical Opportunities Fund - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund II - NQ L.P.
By:	Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - A (RA) - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - I - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - S - NQ L.P.,
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - C - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - L - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - O - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - N - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - U - NQ L.L.C.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund II - C - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Tactical Opportunities Fund - T - NQ L.P.
By: Blackstone Tactical Opportunities Associates - NQ
L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTAS NQ Holdings L.L.C.
By: BTAS Associates - NQ L.L.C., its managing member
By: Blackstone Holdings II L.P., its managing member By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Family Tactical Opportunities Investment Partnership SMD L.P.
By: Blackstone Family GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Tactical Opportunities Associates - NQ L.L.C.
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTOA - NQ L.L.C.

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Holdings II L.P.
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTAS Associates - NQ L.L.C.
By: Blackstone Holdings II L.P., its managing member, By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Family GP L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Family Tactical Opportunities Investment Partnership - NQ - ESC L.P.
By: BTO-NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTO-NQ Side-by-Side GP L.L.C.

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

BTO Urban Holdings II L.P.
By: Blackstone Tactical Opportunities Associates - NQ L.L.C., its general partner
By: BTOA - NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Chief Operating Officer

Blackstone Holdings I/II GP L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Inc.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Blackstone Group Management L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

Stephen A. Schwarzman

/s/ Stephen A. Schwarzman

SCHEDULE I

Executive Officers and Directors of Blackstone Inc.

The name and principal occupation of each director and executive officer of Blackstone Inc. are set forth below. The address for each person listed below is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154. All executive officers and directors listed are United States citizens.

OFFICERS:

Name	Present Principal Occupation or Employment

Stephen A. Schwarzman	Founder, Chairman and Chief Executive Officer of Blackstone Inc.

Jonathan D. Gray	President, Chief Operating Officer of Blackstone Inc.

Michael S. Chae	Chief Financial Officer of Blackstone Inc.

John G. Finley	Chief Legal Officer of Blackstone Inc.

Vikrant Sawhney	Chief Administrative Officer of Blackstone Inc.

DIRECTORS:

Name	Present Principal Occupation or Employment

Stephen A. Schwarzman	Founder, Chairman and Chief Executive Officer of Blackstone Inc.

Jonathan D. Gray	President, Chief Operating Officer of Blackstone Inc.

Kelly A. Ayotte	Former United States Senator from New Hampshire

Joseph P. Baratta	Global Head of Private Equity at Blackstone Inc.

James W. Breyer	Founder and Chief Executive Officer of Breyer Capital

Reginald J. Brown	Partner for the law firm, Kirkland & Ellis

Rochelle B. Lazarus	Chairman Emeritus & Former Chief Executive Officer, Ogilvy & Mather Worldwide

William G. Parrett	Retired CEO of Deloitte Touche Tohmatsu and retired Senior Partner of Deloitte (USA)

Ruth Porat	President and Chief Investment Officer; Chief Financial Officer of Alphabet Inc. and Google Inc.

Except as set forth in this Schedule 13D, to the best knowledge of the Reporting Persons, none of the individuals listed above beneficially owns any shares of Class A Common Stock.